Exhibit 2.4

Exclusive License Agreement

        This exclusive license agreement (“Agreement”) is made and entered into as of the 9th day of November, 2004, by and between GelStat Corporation (the “Shareholder”), and GS Pharma, Inc., a Minnesota corporation (the “Company”).

R  E  C  I  T  A  L  S:

A.	The Shareholder is the holder of certain patents, provisional patents and patent applications listed on Schedule A (“Patents”) relating to certain pharmaceutical and/or homeopathic compounds and dosing and delivery systems intended for use by humans (the “Intellectual Property”); and

B.	The Shareholder, in consideration of the issuance to it of shares in the Company, desires to grant to the Company an exclusive license to the Intellectual Property within the Field of Use, as defined on Schedule A, subject to the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual promises and agreements contained herein, the parties agree as follows:

        1.   License Grant.   The Shareholder hereby grants to the Company an exclusive, royalty-free, perpetual, worldwide right and license to the Intellectual Property for the Field of Use (the “License”), with the right to sublicense, to make, have made, use, sell or otherwise dispose of products covered by the License (“Products”). The License covers Patents and Patent renewals, reissues, divisions, substitutions, continuations, continuations-in-part, extensions or improvements. The License also covers any and all patent applications first filed with the United States Patent and Trademark Office (USPTO) or any appropriate international organization on or before November 9, 2009. For purposes of understanding and interpreting this Agreement, the future patent applications and filings shall be considered as “Intellectual Property” and any resulting patent a Patent covered hereby, along with any subsequent renewals, reissues, divisions, substitutions, continuations, continuations-in-part, extensions or improvements of such future filed patents. The License granted hereby precludes license of the Intellectual Property for the Field of Use by the Shareholder to any other person or commercial exploitation of the Intellectual Property in the Field of Use by the Shareholder. The Shareholder retains unrestricted rights to the Intellectual Property outside of the Field of Use and the right to use the Intellectual Property within the Field of Use for its own operations (e.g. for research and development). This License may be assigned, transferred or sold by the Company only with the written, prior consent of the Shareholder. This License, the Patents, and the Intellectual Property are freely transferable by the Shareholder.

        2.   Development and Commercialization.   The Company shall be solely responsible for taking the steps necessary or proper to develop and commercialize the Intellectual Property in the Field of Use and agrees to use its best efforts to do so as quickly as possible.

        3.   Improvements.   All improvements to the Intellectual Property (“Improvements”) shall be the sole property of the Shareholder, regardless of the identity of the maker of the Improvements. However, the Improvements pertaining to the Field of Use are hereby licensed to the Company as a part of the License.

        4.   Acknowledgments and Covenants.   The Company acknowledges that the Shareholder is the sole and exclusive owner of the Intellectual Property and that nothing in this Agreement shall be deemed to convey any rights or proprietary interest in same to the Company, other than the specific License granted hereunder. The Company and its officers, agents, servants, employees, attorneys, subsidiaries, successors, assigns and any person or entity in active concert or participation with the Company agrees not to challenge or cause to be challenged, directly or indirectly, the ownership, proper naming of inventors, validity or enforceability of any Patent rights of the Shareholder.

        5.   Infringement.

(a) The Company shall give notice to the Shareholder of any discovered third party infringement of the Patents in the Field of Use. In the event that the Company does not take appropriate action to stop or prevent such infringement within sixty (60) days after giving such notice and diligently pursue such action, the Shareholder has the right to take appropriate action to stop and prevent the infringement, including the right to file suit.

(b) In the event that the Shareholder files suit to stop infringement or defends any action against the validity of any Patents, the Company shall indemnify and hold the Shareholder harmless against all liability, expense and costs, including attorneys’ fees incurred as a result of any such suit.

(c) The parties hereby agree to cooperate with each other in the prosecution of any such legal actions or settlement actions undertaken under this section and each will provide to the other all pertinent data in its possession which may be helpful in the prosecution of such actions; provided, however, that the party in control of such action shall reimburse the other party for any and all costs and expenses in providing data and other information necessary to the conduct of the action.

(d) The party having filed such action shall be in control of such action and shall have the right to dispose of such action in whatever reasonable manner it determines to be the best interest of parties hereto, except that any settlement which affects or admits issues of a valid claim to any Patent shall require the advance written approval of the Shareholder.

        6.   Term of Agreement and Termination.   This Agreement shall remain in full force and effect until the expiration of the last to expire of the Patents, subject to earlier termination in accordance with the provisions of this Agreement.

(a) The Shareholder shall be entitled to terminate this Agreement effective immediately upon written notice to the Company in the event that the Company (i) attempts to assign, sell,transfer or otherwise dispose of this License without advance written consent of the Shareholder, (ii) uses the Intellectual Property outside the Field of Use, but then only to the extent of that portion of Intellectual Property so used or (iii) materially breaches any representation, warranty, covenant, or other term of this Agreement, which breach is not cured within 90 days after written notice by the Shareholder to the Company.

(b) The Shareholder shall have the right to terminate this Agreement effective immediately upon written notice (i) in the event of any affirmative act of insolvency by the Company or, as the case may be, its assigns, (ii) upon filing of a voluntary or involuntary petition in bankruptcy by or against the Company or, as the case may be, its assigns, (iii) upon the appointment of any receiver or trustee to take possession of the properties of the Company or, as the case may be, its assigns, (iv) upon the winding-up, sale, consolidation, or merger of the Company or, as the case may be, its assigns, or (v) upon any sequestration by governmental authority of the Company or, as the case may be, its assigns. The Company shall provide notice to the Shareholder of its intention to file a voluntary petition in bankruptcy or of another party’s intention to file an involuntary petition in bankruptcy for the Company. The Company’s failure to provide such notice to the Shareholder shall be deemed a material pre-petition, incurable breach of this Agreement.

(c) Upon termination of this Agreement for any reason, no party shall be relieved of any obligations incurred prior to such termination.

        7.   Indemnification.   If the Company (the “Indemnifying Party”) manufactures or distributes Products, it shall defend the Shareholder (the “Indemnified Party”) at the Indemnifying Party’s cost and expense, and will indemnify and hold harmless the Indemnified Party, from and against any and all claims, losses, costs, damages, fees, or expenses arising out of or in connection with the manufacture, design or distribution of the Products, including, but not limited to, any actual or alleged injury, damage, death, or other consequence occurring to any legal or natural person or property, as a result, directly or indirectly, of the manufacture, possession, use or consumption of any Products, claimed by reason of breach of warranty, negligence, product defect, or other similar cause of action, regardless of the form in which any such claim is made. In addition, the Indemnifying Party shall defend the Indemnified Party at the Indemnifying Party’s cost and expense, and will indemnify and hold harmless the Indemnified Party, from and against any and all claims, losses, costs, damages, fees, or expenses arising out of or in connection with the commercialization, marketing or sale of the Products, including, but not limited to, any actual or alleged injury, damage, death, or other consequence occurring to any legal or natural person or property, as a result, directly or indirectly, of the possession, use or consumption of any

Products, claimed by reason of breach of warranty, negligence, product defect or other similar cause of action, regardless of the form in which any such claim is made. In the event of any such claim against an Indemnified Party, such Indemnified Party shall promptly notify the Indemnifying Party in writing of the claim and the Indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnified Party shall cooperate with the Indemnifying Party and may, at its option and expense, be represented in any such action or proceeding. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written authorization.

        8.   Disclaimers.   Neither the Shareholder nor any persons acting on its behalf shall be responsible for any injury to or death of persons or other living things or damage to or destruction of property or for any other loss, damage, or injury of any kind whatsoever resulting from the Company’s (or any sublicensee’s) manufacture, use, sale, import or export of any Products. EXCEPT AS SET FORTH HEREINABOVE, NEITHER THE SHAREHOLDER, NOR PERSONS ACTING ON ITS BEHALF MAKE ANY WARRANTY, EXPRESS OR IMPLIED WITH RESPECT TO THE MERCHANTABILITY, ACCURACY, COMPLETENESS, USEFULNESS, FITNESS FOR A PARTICULAR PURPOSE OR OTHER ATTRIBUTES, OF THE INTELLECTUAL PROPERTY, THE SHAREHOLDER’S RIGHTS IN THE INTELLECTUAL PROPERTY AND/OR THE SHAREHOLDER’S PATENT RIGHTS, WHETHER EXPRESS OR IMPLIED (IN LAW OR IN FACT). FURTHERMORE, THE SHAREHOLDER HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, FOR ANY PRODUCTS MANUFACTURED, USED, SOLD, IMPORTED OR EXPORTED BY, OR PRODUCTS MANUFACTURED, USED, SOLD, IMPORTED OR EXPORTED FOR THE COMPANY OR ANY SUBLICENSEE. THE SHAREHOLDER SHALL NOT BE LIABLE FOR SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES IN ANY EVENT.

        9.   Mutual Non-compete Agreement.   Until November 9, 2009, the Company agrees not to commercialize or otherwise offer for sale anywhere in the world any non-prescription or over-the-counter health care product which might be deemed to compete with products of the Shareholder and Shareholder agrees not to commercialize or otherwise offer for sale anywhere in the world any prescription or ethical drug product which might be deemed to compete with products of the Company or with those products that might reasonably be developed in reliance on the Intellectual Property.

        10.   Resource and Information Sharing by Company.   The Company agrees, until November 9, 2009, to share with the Shareholder any and all of its research and development findings related to the Intellectual Property to the extent same could reasonably be applied to or be useful for the development, commercialization or improvement of the Shareholder’s products then marketed or under development.

        11.   Royalty on Products Related to the Field of Migraine Treatment.   Notwithstanding anything to the contrary, the Company hereby agrees to pay to Shareholder a 10% royalty on the gross revenues received by the Company which are obtained in relation to any product which results from, relies on or makes use of the Intellectual Property in any way and which is for or relates to the treatment, mitigation or prevention of headaches, including the associated symptoms thereof.

        12.   Miscellaneous.

(a) The provisions of this Agreement shall be construed and interpreted in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement shall be governed by, the laws of the State of Minnesota.

(b) This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all previous proposals, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to this Agreement. All parties acknowledge that they have not been induced to enter into this Agreement by and representations or statements, oral or written, not expressly contained herein.

(c) This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, other than by written amendment signed by the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

GS PHARMA, INC.

By

Stephen C. Roberts, M.D. President

GELSTAT CORPORATION

By

Stephen C. Roberts, M.D. Chief Executive Officer